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                                                                      EXHIBIT 11

        STATEMENT REGARDING COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                (dollars in thousands, except per share amounts)

Numerator
     Net Income numerator for basic earnings
     per share

     Pro forma net income
               Net income                             $    174,637
               Pro forma reduction of interest                  48
               expense, net of tax
                                                      ------------

                                                      $    174,685
                                                      ============

Denominator
     Denominator for basic earnings per share
     weighted shares outstanding
     adjusted for stock split                            57,667,558

     Dilutive effect of stock options to be
     awarded upon consummation of the offering                   --

     Shares to be offered (excluding over-
     allotment option)                                    22,600,000
                                                        ------------
                                                          80,267,558
                                                        ============
Pro forma earnings per share                            $       2.18
                                                        ============